                          SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )

Filed by the registrant _x_

Filed by a party other than the registrant ___

Check the appropriate box:

___  Preliminary proxy statement

_x_  Definitive proxy statement

___  Definitive additional materials

___  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     Ogden Projects, Inc.
       (Name of Registrant as Specified in its Charter)

                      Ogden Projects, Inc.
        (Name of Person(s) Filing the Proxy Statement)

Payment of filing fee (check the appropriate box):

_x_  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or
14a-6(j)(2).

___  $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

- -------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

Ogden Projects, Inc.
40 Lane Road
Fairfield, New Jersey 07007-2615
April 15, 1994
TO OUR SHAREHOLDERS:

     On behalf of the Board of Directors, it is my pleasure to invite our shareholders to attend Ogden Projects, Inc.'s Annual Meeting of Shareholders, which will be held at Ogden Projects' headquarters located at 40 Lane Road, Fairfield, New Jersey, at 10:00 A.M. (Eastern Daylight Saving Time), on Monday, May 23, 1994.

     The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement, which we urge you to read carefully. Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement.

     It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend you are urged to sign, date and return the enclosed proxy card in the postage-paid envelope to ensure that your shares will be represented at the Annual Meeting. If you plan to attend the meeting, please so indicate in the appropriate box on the proxy. It is our hope that as many shareholders as possible will attend and participate in our program. We look forward to seeing you.

R. RICHARD ABLON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN PROJECTS, INC.

     Notice is hereby given that the Annual Meeting of Shareholders of Ogden Projects, Inc. ('OPI') will be held at 40 Lane Road, Fairfield, New Jersey, on Monday, May 23, 1994, at 10:00 A.M. (Eastern Daylight Saving Time), for the following purposes:

     (1) To elect three directors to hold office for a term of three years until the Annual Meeting of Shareholders in 1997 and until their respective successors have been elected and qualified;

     (2) To ratify the selection of Deloitte & Touche as auditors of OPI and its subsidiaries for the year ending December 31, 1994; and

     (3) To consider and act upon such other business as may properly come before the meeting.

     The Board of Directors has fixed April 8, 1994, as the record date for the Annual Meeting and all shareholders of record of OPI at the close of business on such date shall be entitled to notice of and to vote at the meeting and any adjournments.

                                              By Order of the Board of Directors

                                                   JEFFREY R. HOROWITZ
                                                   Senior Vice President,
                                                   General Counsel and Secretary

Dated: Fairfield, New Jersey
       April 15, 1994

                                   IMPORTANT

Please complete, date, and sign the enclosed proxy and return it at your earliest convenience in the enclosed stamped, addressed envelope, so that, if you are unable to attend the meeting, your shares may be voted nevertheless. If you attend the meeting, you may vote in person.

                                PROXY STATEMENT

     This proxy statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Projects, Inc. ('OPI') to be held on Monday, May 23, 1994 at 10:00 A.M. (Eastern Daylight Saving Time) at OPI's headquarters located at 40 Lane Road, Fairfield, New Jersey 07007-2615 (the 'Annual Meeting'). A proxy card for this meeting is enclosed. Copies of this proxy statement and the accompanying proxy card are being mailed to shareholders on or about April 15, 1994.

     The purposes of the Annual Meeting are (1) to elect three directors to hold office for a term of three years until the Annual Meeting of Shareholders in 1997 and until their respective successors have been elected and qualified; (2) to ratify the selection of Deloitte & Touche as auditors of OPI and its subsidiaries for the year ending December 31, 1994; and (3) to consider and act upon such other business as may properly come before the meeting.

     The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of OPI. The cost of the solicitation will be paid by OPI. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of OPI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram.

     Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and OPI will reimburse such persons for their expenses in so doing. OPI is also retaining Georgeson & Company Inc. to solicit proxies and will pay a fee of $1,500 for such solicitation.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. Unless authority is withheld, the proxies will be voted FOR management's slate of directors, and unless otherwise directed, the proxies will be voted FOR ratification of the selection of Deloitte & Touche as auditors. A proxy is revocable at any time prior to being voted by giving written notice of such revocation to the Secretary of OPI, by returning a subsequently dated proxy, or by attending the meeting and voting in person.

VOTING SECURITIES

     As of April 8, 1994, the record date for the Annual Meeting, OPI had outstanding 38,012,475 shares of Common Stock, par value $.50 per share (the 'Common Stock'). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the meeting.

     The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present or represented in person or by proxy, and entitled to vote at the meeting. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal; and (ii) shares registered in the names of brokers or other 'street name' nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matter with respect to which a beneficial holder has not provided voting instructions (commonly referred to as 'broker non-votes').

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of April 8, 1994, Ogden Corporation ('Ogden'), a Delaware corporation, owned of record and beneficially 32,000,000 shares of the issued and outstanding Common Stock of OPI, constituting approximately 84.2% of OPI's outstanding Common Stock. Accordingly, Ogden owns sufficient shares to control the outcome of the voting on the election of directors and the ratification of the selection of auditors.

     The following table sets forth, as of April 8, 1994, certain additional information about Ogden, which is the only person known to OPI to be the beneficial owner of more than 5% of OPI's Common Stock. Ogden has sole investment and voting power with respect to the Common Stock of OPI which it owns.

                                              NAME AND ADDRESS        AMOUNT AND NATURE OF    PERCENT
TITLE OF CLASS                               OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP    OF CLASS
- ---------------------------------------   -------------------------   --------------------    --------
Common.................................   Ogden Corporation           32,000,000 shares         84.2%
                                          Two Pennsylvania Plaza
                                          New York, New York 10121

                  ELECTION OF DIRECTORS -- PROPOSAL NUMBER (1)

     OPI's Third Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered terms, with each such class to be as nearly identical in number as possible. At each annual meeting of shareholders, directors are elected to succeed those directors whose terms have expired or to fill vacancies in the Board of Directors. Directors to be elected at the Annual Meeting will serve for a three-year term. The Board of Directors currently consists of nine directors, with three directors in each class.

     The Board of Directors has approved the nomination of Constantine G. Caras, Jeffrey F. Friedman, and Philip G. Husby for election as directors at the Annual Meeting and to hold office until the annual meeting of shareholders in 1997 and until their respective successors are elected and qualified. All are management nominees.

     The persons named in the enclosed proxy will vote for Constantine G. Caras, Jeffrey F. Friedman, and Philip G. Husby, unless authority to vote for any or all of the nominees is withheld on the proxy. All of the nominees are currently directors of OPI, and all have indicated that they are willing to serve as directors. If any nominee becomes unable to serve prior to the Annual Meeting, the proxy will be voted for such other nominee or nominees, if any, as the Board of Directors may recommend.

                             1994 DIRECTOR NOMINEES

     The following table sets forth certain information furnished by and concerning the nominees for election as directors as well as directors whose terms continue after the Annual Meeting:

                                                                                                       FIRST
                                                                                                       BECAME
                 NAME, AGE AND                    TERM TO                                                A
               OTHER INFORMATION                  EXPIRE           PRINCIPAL OCCUPATION (1)           DIRECTOR
- -----------------------------------------------   -------   ---------------------------------------   --------
Constantine G. Caras; Age 55;                       1994    Executive Vice President and Chief          1990
  Director of Ogden Corporation; Director of                Administrative Officer of Ogden.
  OMI Corp.
Jeffrey F. Friedman; Age 48;                        1994    Investment Manager, Dreyfus Corporation     1991
  Member of OPI's Audit Committee; and Chairman
  of OPI's Compensation Committee; Director,
  Medical Investment Trust (closed-end
  investment company located in Helsinki).
Philip G. Husby; Age 47                             1994    Senior Vice President and Chief             1990
                                                            Financial Officer of Ogden.

THE BOARD RECOMMENDS A VOTE FOR THE FOREGOING DIRECTORS

                         DIRECTORS WHOSE TERMS CONTINUE

     The following table sets forth certain information furnished by and concerning the six directors whose terms continue:

                                                                                                       FIRST
                                                                                                       BECAME
                 NAME, AGE AND                    TERM TO                                                A
               OTHER INFORMATION                  EXPIRE           PRINCIPAL OCCUPATION (1)           DIRECTOR
- -----------------------------------------------   -------   ---------------------------------------   --------
R. Richard Ablon; Age 44;                           1995    Chairman of the Board and Chief             1989
  Director of Ogden Corporation.                            Executive Officer of OPI; President and
                                                            Chief Executive Officer of Ogden.
Lynde H. Coit; Age 39                               1995    Senior Vice President and General           1990
                                                            Counsel of Ogden.
Bruce W. Stone; Age 46                              1995    Executive Vice President and Managing       1990
                                                            Director of OPI.
William M. Batten, Age 84;                          1996    Retired Chairman and Chief Executive        1990
  Chairman of OPI's Audit Committee, Member of              Officer, J.C. Penney Company and New
  OPI's Compensation Committee; Director, The               York Stock Exchange.
  Zweig Fund, Inc. and The Zweig Total Return
  Fund, Inc.
Scott G. Mackin; Age 37                             1996    President and Chief Operating Officer       1990
                                                            of OPI.
Robert E. Smith; Age 58;                            1996    Partner in the law firm of Rosenman &       1990
  Member of OPI's Audit Committee, and OPI's                Colin, New York, New York.
  Compensation Committee; Director of Ogden
  Corporation; Director, The Zweig Fund, Inc.
  and the Zweig Total Return Fund, Inc.

- ------------

(1) Except as set forth below, the listed occupation has been the principal occupation of the named individuals for more than the past five years:

    R. Richard Ablon has served as Chairman of the Board and Chief Executive Officer of OPI since November 1990 and President and Chief Executive Officer of Ogden since May 1990. From January 1987 to May 1990 he served as President and Chief Operating Officer, Operating Services, Ogden.

    Constantine G. Caras has served as Executive Vice President and Chief Administrative Officer of Ogden since July 1990 and as Executive Vice President of Ogden Services Corporation, an Ogden subsidiary, since 1986.

    Lynde H. Coit has served as Senior Vice President and General Counsel of Ogden since January 1991 and prior thereto as Senior Vice President and General Counsel of Ogden Financial Services, Inc., an Ogden subsidiary. From January 1988 to March 1989 he was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, Rochester, New York.

    Jeffrey F. Friedman has served as Investment Manager, Dreyfus Corporation, since January 1991. From March 1990 through January 1991 he served as Senior Vice President and Portfolio Manager, Klingenstein Fields & Co. and from 1985 through March 1990 as President, Director and Portfolio Manager, Dreyfus Convertible Securities Fund, Inc. and President and Portfolio Manager, Dreyfus Third Center Fund, Inc. and the Dreyfus Growth Opportunity Fund, Inc.

    Philip G. Husby has served as Senior Vice President and Chief Financial Officer of Ogden since January 1991 and prior thereto as Senior Vice President and Chief Administrative Officer of Ogden Financial Services, Inc., an Ogden subsidiary.

    Scott G. Mackin has served as President and Chief Operating Officer of OPI since January 1991. Prior thereto he served in different executive capacities including Co-President, Co-Chief Operating Officer, General Counsel and Secretary, First Executive Vice President and Managing Director, and Vice President.

    Bruce W. Stone has been Executive Vice President and Managing Director of OPI since January 1991. Prior thereto he served in different executive capacities including Co-President and Co-Chief Operating Officer, First Executive Vice President and Managing Director-Project Implementation, and Senior Vice President.

                     COMMITTEES OF OPI'S BOARD OF DIRECTORS

(a) The Audit Committee. The Audit Committee recommends a firm to be selected as the independent auditors to review OPI's financial statements and to perform other audit-related services. In addition, the Audit Committee reviews the scope and results of the audits that are conducted by the independent auditors, reviews interim and year-end results with management, and considers the adequacy of OPI's internal accounting procedures. During 1993, the Audit Committee met three times.

(b) Compensation  Committee.   The Compensation  Committee is  composed of three
    'disinterested directors' (within the meaning of Rule 16b-3 under the Exchange Act) who are not employees or members of management of OPI or any of its subsidiaries. The Compensation Committee has the responsibility of providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of OPI and its subsidiaries. The Compensation Committee administers OPI's Stock Option Plans, reviews and approves the annual salary, bonus and other benefits, direct or indirect, of the members of senior management of OPI and its subsidiaries. There was one meeting of the Compensation Committee during 1993.

     The Board of Directors held four meetings during 1993. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served that were held in 1993.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of OPI or Ogden or their subsidiaries receive an annual director's fee of $9,000 plus $1,500 for each meeting of the Board of Directors attended. Each such director also receives an annual fee of $12,000 for each committee on which he serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Directors who are employees of OPI or Ogden or an OPI or Ogden subsidiary receive no additional compensation for serving on the Board or any Committee.

              MANAGEMENT'S OWNERSHIP OF OPI AND OGDEN COMMON STOCK

     Information about the beneficial ownership of Common Stock of OPI and common stock of Ogden as of March 1, 1994, by each nominee, each director, each executive officer named in the Summary Compensation Table, and all directors and officers of OPI as a group is set forth as follows:

                                                       BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                                                       OF OPI'S COMMON STOCK         OF OGDEN'S COMMON STOCK
                                                   -----------------------------  -----------------------------
NAME                                               AMOUNT (1)    PERCENTAGE (2)   AMOUNT (3)    PERCENTAGE (2)
- -------------------------------------------------  ----------    ---------------  ----------    ---------------
R. Richard Ablon.................................    127,874(4)         *            536,554(5)      1.23
William M. Batten................................        700            *                  0           *
C. G. Caras......................................     10,437            *            238,784(6)        *
Lynde H. Coit....................................      7,500            *             31,000(7)        *
Jeffrey F. Friedman..............................      4,000            *              5,406           *
Philip G. Husby..................................      9,000(8)         *             53,000(9)        *
John M. Klett....................................      1,334            *             30,000(7)        *
William C. Mack..................................     25,000            *             87,000(7)        *
Scott G. Mackin..................................     35,500            *             95,500(10)       *
Robert E. Smith..................................          0            *             16,000(11)       *
Bruce W. Stone...................................     30,003            *             85,137(12)       *
All directors and officers of OPI as a group (16
  persons including those named above)...........    295,355(13)        *          1,271,572(14)     2.91

- ------------

 (1) Includes  125,000; 10,000; 7,500; 7,500;  1,334; 25,000; 35,000; and 30,000
     shares subject to presently exercisable options at an exercise price of $11.90 per share awarded to Messrs. Ablon, Caras, Coit, Husby, Klett, Mack, Mackin, and Stone, respectively, pursuant to the OPI Employees' Stock Option Plan. Each officer and director has sole investment and voting power with respect to all shares except as otherwise noted. As used herein all presently exercisable options include options which are exercisable within 60 days of March 1, 1994.

 (2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

 (3) Does not include approximately 835,000 shares which may be voted by Messrs. Husby, Coit, Stone, Caras and one other individual as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans. The foregoing disclaim any beneficial interest in the shares held by Ogden's Group Trust Fund for Profit Sharing Plans.

 (4) Includes five shares held by his wife and 2,174 shares held in a trust for his minor children. Mr. Ablon has neither investment nor voting power with respect to the five shares owned by his wife, and disclaims beneficial ownership of such shares.

 (5) Includes 200 shares held by his wife; 18,000 shares held in trust for his minor children; and 93,354 shares and 225,000 shares of Ogden common stock subject to presently exercisable options at an exercise price of $14.979 per share and $18.3125, per share, respectively, awarded pursuant to the Ogden 1986 Stock Option Plan. Mr. Ablon has neither investment nor voting power with respect to the shares held by his wife, and disclaims beneficial ownership of such shares.

 (6) Includes 5,000 shares held jointly with his wife; and 57,500 shares and 75,000 shares awarded pursuant to the Ogden 1986 Stock Option Plan which are subject to presently exercisable options at an exercise price of $14.979 per share and $18.3125 per share, respectively. Mr. Caras has shared investment and voting power over the 5,000 shares held jointly with his wife.

 (7) Represents 30,000 shares awarded to Mr. Coit pursuant to the Ogden 1986 Stock Option Plan which are subject to presently exercisable options at an exercise price of $18.3125 per share; 30,000 shares awarded to Mr. Klett pursuant to the Ogden 1990 Stock Option Plan which are subject to presently exercisable options at an exercise price of $18.3125 per share; and 45,000 and 42,000 shares awarded to Mr. Mack pursuant to the Ogden 1986 Stock Option Plan and Ogden 1990 Stock Option Plan, respectively, subject to presently exercisable options at an exercise price of $14.979 per share and $18.3125 per share, respectively.

 (8) Mr. Husby has shared investment and voting power with respect to 1,500 shares held jointly with his wife.

 (9) Includes 1,000 shares held jointly with his wife; and 10,000 shares and 42,000 shares awarded pursuant to the Ogden 1986 Stock Option Plan which are subject to presently exercisable options at an exercise price of $26.2358 per share and $18.3125 per share, respectively. Mr. Husby has shared investment and voting power with respect to the 1,000 shares held jointly with his wife.

(10) Includes 10,000 shares and 75,000 shares awarded pursuant to the Ogden 1986 Stock Option Plan and the Ogden 1990 Stock Option Plan, respectively, which are subject to presently exercisable options at an exercise price of $26.3983 per share and $18.3125 per share, respectively.

(11) Includes 15,000 shares awarded pursuant to the Ogden 1990 Stock Option Plan which are subject to presently exercisable options at an exercise price of $18.3125 per share.

(12) Includes 10,000 shares and 75,000 shares awarded pursuant to the Ogden 1986 Stock Option Plan and the Ogden 1990 Stock Option Plan, respectively, which are subject to presently exercisable options at an exercise price of $34.49 per share and $18.3125 per share, respectively. Mr. Stone has shared investment and voting power over 80 shares held jointly with his wife.

(13) Includes 285,334 shares awarded pursuant to the Employees' Stock Option Plan which are subject to presently exercisable options.

(14) Includes 927,354 shares awarded pursuant to Ogden's stock options plans which are subject to presently exercisable options.

RATIFICATION OF SELECTION OF AUDITORS -- PROPOSAL NUMBER (2)

     Shareholders will be asked to ratify the selection of Deloitte & Touche by the Board of Directors as independent auditors of OPI and its subsidiaries for the year ending December 31, 1994. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Deloitte & Touche have been OPI's auditors since 1983. Although OPI is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, OPI would consider the selection of other auditors for subsequent fiscal years. However, it would not be possible to replace Deloitte & Touche as auditors for the current year without significant disruption to OPI's business.

     Audit  services rendered by  Deloitte & Touche for  the year ended December
31, 1993, in addition to the examination of the Consolidated Financial Statements, included review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; examination of financial statements of certain employee benefit plans contained in filings required pursuant to the Employee Retirement Income Security Act of 1974, as amended; and meeting with the Audit Committee on matters related to the audit.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NUMBER (2)

COMPENSATION COMMITTEE INTERLOCKS WITH INSIDER PARTICIPATION

     The members of the OPI Compensation Committee are Jeffrey F. Friedman, Chairman, William M. Batten and Robert E. Smith. Each of the foregoing members are non-affiliated disinterested directors of OPI who are not employees or members of management of OPI or any of its subsidiaries. However, Mr. Smith also serves as a director of Ogden Corporation, the owner of 84.2% of OPI's issued and outstanding stock, but does not serve as a member of Ogden's Compensation Committee.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

STATEMENT OF EXECUTIVE COMPENSATION PHILOSOPHY

     Ogden Projects's, Inc. ('OPI') philosophy is to:

 Reinforce the corporation's client-focused growth business strategy;

 Direct management attention toward building shareholder wealth; and

 Attract and retain outstanding executives.

     OPI's success is directly linked to its ability to help current and future client partners meet their complex and diverse goals in ways that merit their confidence and trust. OPI's network of successful relationships is one of its strongest competitive assets, one which will continue to foster its growth. Above all, OPI earns the trust of client partners through the dedication and talent of its employees. OPI's principal product is the people that provide services to clients.

     To implement its business strategy OPI must find and retain executives and personnel throughout the corporation who are dynamic, innovative, flexible, and team-oriented, who thrive on diversity and change. Furthermore, its executives must have a long-term orientation, both in the way they deal with clients and in how they invest shareholders' money. Such individuals are not easily found nor are they easily kept if not properly compensated. OPI's compensation programs are designed to attract, motivate, and retain executives that satisfy these criteria.

THE EXECUTIVE COMPENSATION PROGRAM

     With this philosophy in mind, the OPI Compensation Committee has approved the Executive Compensation Program to attract, motivate, and retain the best executives available. OPI believes this approach will ensure continued short-term financial success and a superior long-term return to its shareholders.

     The   Executive  Compensation  Program  consists  of  the  following  three components:

 A base salary program designed to attract and retain talented executives who meet OPI's rigorous goals and standards. The skills and attitudes OPI seeks in its executives are not solely related to the waste-to-energy industry so OPI must compete for executive talent across all industries. As such, in reviewing competitive salaries to establish a broad 'comfort zone', the Committee considers published surveys of executive compensation where similar sized companies are owned by a parent corporation.

 A bonus plan that pays for executive performance including quantifiable financial results. No simple formula can measure annual performance. Rather, the Committee reviews each executive's performance in light of the actual business environment. In addition, bonus payments are determined individually vis-a-vis the executive's contribution, not solely based on salary level or pay grade.

 A long-term incentive plan that consists of non-qualified stock options. The stock option program is simple. Stock option grants are made to executives to reflect their role in the success of OPI. Options are not granted annually, but rather periodically to reflect new or enhanced roles or significant contributions. Through the grant of Ogden Corporation stock options, OPI strives to align the interests of executives with those of shareholders without any dilutive effect to OPI stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     R. Richard Ablon, President and Chief Executive Officer of Ogden Corporation, is the Chairman and Chief Executive Officer of OPI, an 84.2% owned subsidiary of Ogden. Mr. Ablon's compensation is paid by Ogden for services to Ogden and its subsidiaries. The OPI Summary Compensation Table reflects Mr. Ablon's compensation over the last three years, however, all decisions concerning his compensation are made by the Ogden Corporation Compensation Committee (the Ogden Committee) and are discussed in the Compensation Committee Report in the Ogden Corporation 1994 Notice and Proxy Statement.

PRESIDENT AND CHIEF OPERATING OFFICER COMPENSATION

     The Committee decided to increase Mr. Mackin's 1994 salary from $325,000 to $400,000, to award him a 1993 incentive bonus of $300,000, and to recommend that the Ogden Committee grant to Mr. Mackin a non-qualified stock option with limited stock appreciation rights (LSARs) representing 200,000 shares of Ogden common stock. On January 19, 1994 the Ogden Committee, subject to Ogden Corporation shareholder approval of the amendment to the Ogden 1990 Stock Option Plan, granted to Mr. Mackin a non-qualified stock option with LSARs for 200,000 shares of Ogden common stock at an exercise price of $22.50 per share, the average of the high and low price of the common stock on the date of grant. Mr. Mackin last received an Ogden stock option grant with LSARs of 125,000 shares in 1990.

     The compensation decisions were based on the subjective business judgement of the Committee and the factors considered by the Committee in reaching its decisions are summarized below:

          Company Performance -- In 1993, total shareholder return was down for OPI. The year 1993 was a particularly difficult period during which the securities markets did not view the waste-to-energy industry very favorably. OPI's revenue increased 46% to $681 million and pretax income was up 11.8% from 1992. OPI continues to meet or exceed its project guarantees and maintains superior and creditable relationships with host communities. While not quantifiable, these factors and other favorable developments provide a solid foundation for OPI's long-term financial growth.

          Competitive Practice in President and Chief Operating Officer Compensation -- Due to the rigorous skills required to succeed in the OPI culture, it competes for executive talent from across all industries, not just the waste-to-energy field. As such, the Committee reviewed prevailing practices in executive compensation among public U.S. companies which participated in surveys published by William M. Mercer and Co., and Sibson and Company. Relative to the top executive of companies owned by a parent corporation, with revenues ranging from $100 to $600 million (Mercer) and $500 to $799 (Sibson), Mr. Mackin's base salary and total compensation approximates the 50th percentile. The Committee strongly supports an aggressive option program in an effort to shift Mr. Mackin's compensation mix more towards long-term incentives.

          Personal Performance -- Mr. Mackin continues to demonstrate his strong leadership ability, having built a top quality team. This team has focused on preserving OPI's base in its current business while expanding the scope of services offered. Under Mr. Mackin, OPI expanded the foreign territories in which it holds rights to develop waste-to-energy projects using the proprietary Martin combustion system. In 1993, OPI began construction of a new plant in Montgomery County, Maryland, which will result in significant income even during the construction phase. This brought the number of facilities currently under construction to four during 1993. A good part of the 11.8% increase in 1993 income resulted from projects in which Mr. Mackin's active hands-on involvement was crucial to success. The Committee decided that due to Mr. Mackin's personal performance and his stellar reputation throughout the industry, which makes him an attractive candidate for other companies, it would be in OPI's best interest to provide significant compensation increases. In the Committee's judgment, the sum of the foregoing factors warranted the $75,000 increase in Mr. Mackin's base salary and a $75,000 increase in his 1993 incentive bonus as well as the stock option grant discussed above.

OTHER EXECUTIVES' COMPENSATION

     The Committee increased the 1994 base salaries of Messrs. Stone, Mack and Klett to $212,000, $210,000, and $200,000, respectively, and awarded 1993 incentive bonuses as reflected in the Summary Compensation Table. No option grants were recommended. Mr. Klett was last awarded a stock option grant of 7,500 shares of Ogden Common Stock with LSARs on January 26, 1993. Prior to that, the three executive officers were awarded Ogden Stock Options with LSARs on November 19, 1990 for 125,000, 70,000, and 50,000 shares, respectively.

     The Committee considered individual contributions during 1993, significant changes in roles and responsibilities, and reviewed summaries of executive compensation surveys published by Mercer and Sibson. Ultimate decisions were based on the subjective business judgment of the Committee. The 1993 contributions of each named executive were significant. Mr. Stone led the team of key individuals who were instrumental in obtaining final approval, following a series of Council votes, for the Montgomery County Project to begin construction. This vital accomplishment was largely the result of Mr. Stone's ability to rally the OPI team as well as his personal tenaciousness and credibility. Mr. Stone was also successful in a number of other project development issues during 1993. Mr. Mack focused on the international arena in 1993. He obtained new relationships and set in motion the means for OPI to pursue expanded rights to the Martin technology, thereby allowing OPI to develop projects in additional international territories.

Mr. Mack was also instrumental in implementing other key projects including Mercer County. Mr. Klett is responsible for the operation of all OPI facilities, including three additional facility operations acquired from Asea Brown Boveri Inc. ('ABB') in 1993. He has built a top quality team, both at headquarters and in the field. His team is responsible for a significant jump in 1993 income from the non-ABB facilities. In addition, Mr. Klett and the operations and engineering team undertook a major capital refurbishment program on the large refuse derived fuel plants acquired from ABB. Due to the organizational flexibility at OPI and the functional flexibility of each officer's position, we do not 'match' the executive against a 'counterpart' position, but review prevailing practices in compensation levels of executives as a group. The Committee reviewed two published surveys of executive pay levels at companies with revenues ranging from $500 million -$1.5 billion (Mercer) and $400 million -- $700 million (Sibson), across all industries. The Committee's decisions, with respect to both base salaries and total cash compensation, range from the 50th percentile into the upper quartile of prevailing practice in executive pay.

POLICY ON EXECUTIVE COMPENSATION IN EXCESS OF $1 MILLION

     At this time, OPI has no executive officers whose compensation exceeds $1 million. Mr. Ablon's compensation is paid to him by Ogden Corporation.

PROFIT SHARING

     The Committee declared a 10% company contribution to the OPI Profit Sharing Plan for 1993. This discretionary decision was made based on the $80.2 million in 1993 pretax profits from continuing operations.

SUMMARY

     Compensation decisions, both individual, and in aggregate, are complex. They cannot be reduced to a simple formula nor determined mechanically from a set of guidelines. Nevertheless, the Compensation Committee has endeavored to act in a manner consistent with the stated compensation philosophy and in the best interests of the shareholders.

Jeffrey F. Friedman, Chairman
William M. Batten
Robert E. Smith

PERFORMANCE GRAPH

     The following performance graph reflects the cumulative total shareholder return on OPI's Common Stock as compared with the cumulative total return on the S & P 500 Composite Stock Price Index and the S&P Commercial Services Index for OPI from August 2, 1989 (the effective date of OPI's initial public offering) to December 31, 1993. The graph assumes that the value of the investment in OPI Common Stock and each index was $100 at August 2, 1989, and that any dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             [PERFORMANCE GRAPH]

                  08/02/89   12/31/89  12/31/90   12/31/91   12/31/92   12/31/93
                  --------------------------------------------------------------
S&P 500              100        104       100       131         141        155
S&P Commercial
 Services            100         95        80        87          86         83
OPI                  100        140       109       124         112         92


                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation for each of the last three fiscal years awarded to, earned by or paid to the Chief Executive Officer of OPI and each of OPI's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                            ANNUAL COMPENSATION(1)                 COMPENSATION AWARDS
                                  ------------------------------------------     -----------------------
                                                                OTHER ANNUAL      NUMBER     ALL OTHER
NAME AND                                                        COMPENSATION     OPTIONS/   COMPENSATION
PRINCIPAL POSITION                YEAR    SALARY      BONUS        (2)(3)         SAR'S        (3)(4)
- -------------------------------   ----   --------    --------   ------------     --------   ------------
R. Richard Ablon,(6) Chairman     1993   $700,000    $875,000     $107,192(5)                 $165,124
  of the Board and Chief          1992    700,000     800,000       89,353                     207,763
  Executive Officer               1991    500,000     700,000
Scott G. Mackin, President and    1993    325,000     300,000                                   66,209
  Chief Operating Officer         1992    250,000     225,000                                   55,870
                                  1991    175,000     150,000
Bruce W. Stone, Executive Vice    1993    196,460     153,977       42,077(7)                   42,571
  President and Managing          1992    188,000     125,000                                   38,212
  Director                        1991    175,000      90,000
William C. Mack, Executive Vice   1993    194,688     120,000                                   35,520
  President                       1992    187,200     100,000                                   40,269
                                  1991    180,000     100,000
John M. Klett,                    1993    175,000     110,000                      7,500(8)     29,290
  Executive Vice President,       1992    150,000      90,000                                   24,528
  Operations                      1991    135,000      90,000

- ------------

(1) Includes annual compensation awarded to, earned by, or paid to the individual during the year, or any portion thereof, that he served as an executive officer of OPI.

(2) The amounts in this column represent personal benefits which in the aggregate exceeded the lesser of $50,000 or 10% of the executive's combined salary and bonus.

(3) In accordance with applicable rules information with respect to fiscal year 1991 is not included.

(4) Includes for the fiscal year ending December 31, 1993: (i) OPI contributions of $21,006 credited to each of the account balances of Messrs. Mackin, Stone, Mack, and Klett under the OPI Profit Sharing Plan. No contribution was made to the account balance of Mr. Ablon under the Ogden Profit Sharing Plan; (ii) special discretionary cash payments under the OPI Supplemental Plan due to contribution limitations imposed by the terms of the Ogden and OPI Profit Sharing Plans and the Internal Revenue Code were made to each of Messrs. Mackin, Stone, Mack, and Klett in the amounts of $42,937, $16,736, $9,977, and $6,641, respectively. As a result of the participation by Mr. Ablon in the Ogden Corporation Profit Sharing Plan prior to its merger in 1989, a cash payment was made to him in the amount of $160,840; and (iii) payments for life insurance coverage for each of Messrs. Ablon, Mackin, Stone, Mack and Klett in the amount of $4,284, $2,266, $4,829, $4,537 and $1,643, respectively.

(5) Of this amount $18,291 represents reimbursement for medical expenses incurred by Mr. Ablon and his family in 1993 and $77,303 represents a charge for the use of the Ogden airplane in 1993.

(6) Mr. Ablon's compensation is the amount paid to him by Ogden for services rendered on behalf of Ogden and its subsidiaries.

(7) Of this amount, $32,427 represents reimbursement for medical expenses incurred by Mr. Stone and his family during 1993.

(8) Represents Ogden Corporation non-qualified stock options with limited stock appreciation rights granted to Mr. Klett on January 26, 1993 at an exercise price of $23.5625 per share (see the Option/SAR Grant in Last Fiscal Year Table of this Proxy Statement).

                              STOCK OPTION TABLES

     The following tables set forth information with respect to the named executive officers of OPI concerning the grant (Table I) and exercise (Table II) of Ogden and OPI stock options during the last fiscal year and unexercised stock options held as of the end of the last fiscal year:

                                    TABLE I
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                                                                          REALIZED VALUE
                                           % OF TOTAL                                    AT ASSUMED ANNUAL
                                            OPTIONS/                                      RATES OF STOCK
                             NUMBER OF    SARS GRANTED                                  PRICE APPRECIATION
                             OPTIONS/     TO EMPLOYEES    EXERCISE OR                   FOR OPTION TERM (2)
                               SARS        IN FISCAL      BASE PRICE    EXPIRATION   -------------------------
          NAME              GRANTED (1)       YEAR         PER SHARE       DATE       0%       5%        10%
- -------------------------   -----------   ------------    -----------   ----------   -----   -------   -------
R. Richard Ablon.........     None             N/A         $     N/A           N/A   $ N/A   $   N/A   $   N/A
Scott G. Mackin..........     None             N/A               N/A           N/A     N/A       N/A       N/A
Bruce W. Stone...........     None             N/A               N/A           N/A     N/A       N/A       N/A
William C. Mack..........     None             N/A               N/A           N/A     N/A       N/A       N/A
John M. Klett............    7,500            4.74%          23.5625     1/26/2003       0   111,137   281,644

- ------------

(1) All options were granted at the fair market value of the Ogden Common stock on the date of grant, vest at the rate of 20% per year over a five year period, and expire 10 years from date of grant. Each option is accompanied by a limited stock appreciation right which provides that the option becomes immediately exercisable upon a Change in Control of Ogden, as defined in the Ogden 1990 Stock Option Plan. See the Limited Stock Appreciation Rights section of this Proxy Statement.

(2) The amounts under the columns labeled '5%' and '10%' are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Ogden common stock. Such amounts are based on the assumption that the named persons hold the options granted for their full 10 year term. The actual value of the options will vary in accordance with the market price of the common stock. The column headed '0%' is included to demonstrate that the options were granted at fair market value and that the optionees will not recognize any gain without an increase in the stock price.

                                    TABLE II
                              OGDEN PROJECTS, INC.
                      AGGREGATED OPTION EXERCISES IN 1993
                       AND FISCAL YEAR-END OPTION VALUES

                              NUMBER OF                                                  VALUE OF UNEXERCISED
                              SECURITIES                  NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                              UNDERLYING                    OPTIONS AT FY-END                AT FY-END (4)
                               OPTIONS      VALUE      ----------------------------   ---------------------------
            NAME              EXERCISED    REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  ----------   --------    -----------    -------------   -----------   -------------
R. Richard Ablon............     6,646     $54,138(1)    125,000(2)            0      $   551,563     $       0
                                     0           0       318,354(3)      150,000        1,843,275       721,875
Scott G. Mackin.............         0           0        35,000(2)            0          154,438             0
                                     0           0        85,000(3)       50,000          360,938       240,625
Bruce W. Stone..............         0           0        30,000(2)            0          132,375             0
                                     0           0        85,000(3)       50,000          360,938       240,625
William C. Mack.............         0           0        25,000(2)            0          110,313             0
                                     0           0        87,000(3)       28,000          568,695       134,750
John M. Klett...............         0           0         1,334(2)            0            5,886             0
                                     0           0        30,000(3)       27,500          144,375       132,344

- ------------

(1) Based upon the difference between the exercise price and the average of the high and low sale price of the Ogden Common Stock on the New York Stock Exchange Composite Tape on the date of exercise.

(2) Represents options granted under the OPI Stock Option Plan.

(3) Represents options granted under the Ogden Stock Option Plans.

(4) Computed based upon the difference between the exercise price and the average of the high and low per share sale price of the Ogden and OPI Common Stock on the New York Stock Exchange Composite Tape on December 30, 1993.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Employment Contracts

(A) R. Richard Ablon is employed by Ogden as its President and Chief Executive Officer pursuant to an Employment Agreement which became effective as of January 1, 1991 and continues through December 31, 1995. Commencing December 31, 1991 and each December 31 thereafter, the term of the agreement is automatically extended for an additional one-year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one-year period by written notice given to the other at least sixty days prior to December 31, 1994 or any subsequent December 31, in which event the agreement would continue in effect until the expiration of its then existing term at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $500,000 with an annual incentive bonus in such amount as determined by the Ogden Board of Directors. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates employment for good reason (as described in the agreement) then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of the agreement.

(B) Scott G. Mackin is employed by OPI pursuant to an employment agreement dated as of January 1, 1994 (the 'Employment Agreement'). The Employment Agreement provides for a minimum annual salary in the amount of $400,000 plus an annual incentive bonus in such amount as may be fixed by the Board of Directors of OPI. The Employment Agreement is for a three-year term commencing January 1, 1994 and continuing through December 31, 1996 and year to year thereafter, subject to the right of either Mr. Mackin or OPI to terminate such employment on December 31, 1994 or any subsequent December 31, upon at least sixty days prior written notice. The Employment Agreement also provides that if the employee terminates employment for good reason (as defined in the Employment Agreement) or if the employee's employment is terminated by OPI for any reason other than cause, then the employee is entitled to a severance benefit equal to three times the employee's annual salary and bonus at the time of such termination.

(C) Each of Messrs. Stone, Mack, and Klett have employment agreements with OPI dated as of June 1, 1990 (collectively, the 'Employment Agreements'). The Employment Agreements provide for minimum annual salaries in differing amounts, plus an annual incentive bonus in such amount as may be determined by the Board of Directors of OPI. The Employment Agreements are for a three-year term commencing June 1, 1990 and continuing through December 31, 1993 and year to year thereafter, subject to the right of either OPI or the employee to terminate such employment on any December 31, upon at least sixty days prior written notice. The Employment Agreements also provide that if the employee terminates employment for good reason (as defined in the Employment Agreements) or if an employee's employment is terminated by OPI for any reason other than cause, then the employee is entitled to a severance benefit equal to three times the employee's annual salary and bonus at the time of such termination. The minimum annual salary under each of the Employment Agreements for Messrs. Mack, Stone, and Klett is $159,135, $144,200, and $115,000, respectively.

  Limited Stock Appreciation Rights

     Ogden's 1986 and 1990 Stock Option Plans (the 'Plans') permit, in connection with the grant of option awards, the grant of limited stock appreciation rights ('LSAR'). In general, the exercise of an LSAR by an optionee entitles the optionee to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Ogden common stock (determined in accordance with the Plans) on the exercise date over the exercise price of the related option award. An LSAR is exercisable only during the period commencing the first day following the occurrence of a Change in Control (as defined in each optionee Stock Option Agreement) and terminating on the expiration of ninety days after such date. In general, the term 'Change in Control' means the acquisition by any person of 20% or more of the voting power of Ogden's outstanding securities, the approval by Ogden's stockholders of an agreement to merge Ogden or to sell substantially all of its assets, or the occurrence of certain changes in the membership of the Ogden Board of Directors.

PENSION PLANS

  OPI Pension Plan

     Except for Mr. Ablon, each of the executive officers listed in the Summary Compensation Table participate in the OPI Pension Plan. Under the OPI Pension Plan all full-time salaried employees of OPI are eligible to participate in the plan after completing one year of employment with OPI or any affiliate of OPI, unless they are covered by a collective bargaining agreement that does not provide for their participation. Mr. Ablon participates in the Ogden Executive Pension Plan described below and does not participate in the OPI Pension Plan.

     Each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during his five consecutive calendar years of employment resulting in the highest aggregate earnings during the ten consecutive calendar years immediately preceding his retirement date or termination date, multiplied by his total years of service with OPI and any affiliate of OPI. Compensation includes salary and other compensation earned and received during the year, but does not include imputed income, severance pay, special discretionary cash payments, or other noncash compensation. A plan participant who is at least age 55 and who retires after completion of at least 5 years of employment with OPI or any affiliate of OPI receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied

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
by the number of months between the date the participant commenced receiving benefits and the date he would have received benefits if he had not retired prior to age 65. Retirement benefits are paid from a trust fund maintained under the OPI Pension Plan which is funded by contributions from OPI. Such contributions are determined by the Plan's actuary each year to be sufficient to provide the formularized benefit at retirement as required by the Plan.

     OPI also has a Supplemental Deferred Benefit Plan (the 'OPI Supplemental Plan'), a deferred compensation plan which is not qualified for federal income tax purposes and which provides that, in the event that the annual retirement benefit of any participant in the OPI Pension Plan determined pursuant to such Plan's benefit formula cannot be paid because of certain limits on annual benefits and contributions imposed by the Internal Revenue Code (the 'Code'), the amount by which such benefit must be reduced will be paid to the participant from OPI's general assets. The executive officers of OPI (except Mr. Ablon) are eligible to participate in the OPI Pension Plan and the OPI Supplemental Plan.

     In order to comply with Internal Revenue regulations concerning certain non-discriminatory tests, the OPI Pension Plan was amended effective as of January 1, 1994. As amended, the plan provides that all additional benefit accruals under the plan shall cease effective as of December 31, 1993 and that all accrued benefits under the plan shall be frozen as of December 31, 1993. OPI is seeking regulatory or legislative clarification of such tests that would permit benefit accruals to recommence in 1994.

     The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the OPI Pension Plan and the OPI Supplemental Plan. These benefits are not subject to any deduction for Social Security benefits.

ANNUAL AVERAGE
EARNINGS IN 5
CONSECUTIVE
HIGHEST PAID
YEARS OUT OF                           ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFITS
LAST 10 YEARS                                   BASED ON YEARS OF SERVICE
PRECEDING             ------------------------------------------------------------------------------
RETIREMENT               5         10          15          20          25          30          35
- -------------------   -------    -------    --------    --------    --------    --------    --------
$275,000...........   $20,625    $41,250    $ 61,875    $ 82,500    $103,125    $123,750    $144,375
 300,000...........    22,500     45,000      67,500      90,000     112,500     135,000     157,500
 325,000...........    24,375     48,750      73,125      97,500     121,875     146,250     170,625
 350,000...........    26,250     52,500      78,750     105,000     131,250     157,500     183,750
 375,000...........    28,125     56,250      84,375     112,500     140,625     168,750     196,875
 400,000...........    30,000     60,000      90,000     120,000     150,000     180,000     210,000
 425,000...........    31,875     63,750      95,625     127,500     159,375     191,250     223,125
 525,000...........    39,375     78,750     118,125     157,500     196,875     236,250     275,625
 625,000...........    46,875     93,750     140,625     187,500     234,375     281,250     328,125

     Messrs. Mackin, Stone, Mack, and Klett have 7.5, 17.83, 8.67, and 7.83 years of credited service, respectively, under the OPI Pension Plan as of December 31, 1993 and annual average earnings for the last five years of $392,493, $295,818, $291,713, and $216,129, respectively, as of December 31,
1993.

  Ogden Executive Pension Plan

     The Ogden Executive Pension Plan is a non-qualified plan that is generally not subject to the protection of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to the Executive Pension Plan, as determined by Ogden's actuary, which are deposited with The Bank of New York pursuant to a grantor trust agreement between Ogden and The Bank of New York.

     Ogden does not have access to or use of the trust assets; however, the assets may be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are generally included in the recipient's income only when actually paid. None of the executive officers of OPI are eligible to participate in the Ogden Executive Pension Plan except R. Richard Ablon.

     On and after January 1, 1989 all eligible executives of Ogden are entitled to a retirement benefit, subject to certain offsets, equal to 1.5% of the executives final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan Trust upon the completion of five years of service, unless the executive was a participant in Ogden's prior pension plan on December 31, 1988, in which event the executive is fully vested.

     Pursuant to the provisions of the Executive Pension Plan, the lump-sum equivalent of the annual benefit reflected in the following table will be distributed to the executive in one cash payment upon retirement, subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65. The amount distributed will be treated by the executive as ordinary income at the time of distribution. R. Richard Ablon had average earnings for the past five years of $1,434,890. As of December 31, 1992 Mr. Ablon had accrued 23 years of service under the plan and a lump-sum net benefit accrual in the amount of $16,354.

    ANNUAL AVERAGE
    EARNINGS IN 5
 CONSECUTIVE HIGHEST                   ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFITS
  PAID YEARS OUT OF                             BASED ON YEARS OF SERVICE
    LAST 10 YEARS                         (SUBJECT TO OFFSET AS DESCRIBED ABOVE)
      PRECEDING         --------------------------------------------------------------------------
      RETIREMENT           5          10         15         20         25         30         35
- ----------------------  --------   --------   --------   --------   --------   --------   --------
$  300,000   .........  $ 22,500   $ 45,000   $ 67,500   $ 90,000   $112,500   $135,000   $157,500
   350,000   .........    26,250     52,500     78,750    105,000    131,250    157,500    183,750
   400,000   .........    30,000     60,000     90,000    120,000    150,000    180,000    210,000
   450,000   .........    33,750     67,500    101,250    135,000    168,750    202,500    236,250
   500,000   .........    37,500     75,000    112,500    150,000    187,500    225,000    262,500
   600,000   .........    45,000     90,000    135,000    180,000    225,000    270,000    315,000
   700,000   .........    52,500    105,000    157,500    210,000    262,500    315,000    367,500
   800,000   .........    60,000    120,000    180,000    240,000    300,000    360,000    420,000
 1,000,000   .........    75,000    150,000    225,000    300,000    375,000    450,000    525,000
 1,400,000   .........   105,000    210,000    315,000    420,000    525,000    630,000    735,000
 1,600,000   .........   120,000    240,000    360,000    480,000    600,000    720,000    840,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The maximum amount outstanding during 1993 pursuant to a loan made by OPI in 1990 to Bruce W. Stone, Executive Vice President and Managing Director of OPI, for the purposes of assisting Mr. Stone in the purchase of his home was $94,000. The loan is evidenced by a demand note bearing interest at the rate of 8% per annum. As of December 31, 1993 there was an outstanding balance of $94,000.

                        CERTAIN TRANSACTIONS WITH OGDEN

GENERAL

     Ogden owns approximately 84.2% of the outstanding Common Stock of OPI. So long as Ogden continues to own over 50% of OPI's Common Stock, Ogden will be able to elect the entire Board of Directors of OPI. Five of OPI's current directors are also executive officers and/or directors of Ogden. Ogden and OPI expect to engage in future transactions, the terms of which will be determined through negotiations between Ogden and OPI.

GUARANTEES AND OTHER SERVICES

     Ogden provides and intends to continue to provide to OPI certain guarantees and other services as described below.

  Ogden Guarantees

     Ogden has guaranteed the performance by OPI and its subsidiaries (collectively the 'Company') of certain of their contractual obligations under agreements entered into in connection with waste-to-energy projects, acquisition agreements, and other transactions. These performance guarantees cover, among other things, damages which are payable by the Company under certain circumstances. Additionally, Ogden has agreed to indemnify various sureties that have issued performance and payment bonds securing certain of the Company's contractual obligations and has entered into reimbursement agreements with banks that have issued letters of credit securing such contractual obligations. In the past, Ogden has not charged OPI for providing its guarantees, and Ogden has indicated to OPI that it intends to continue this arrangement, but there can be no assurance that it will do so.

  Support Services

     Ogden provides OPI with support services in the areas of accounting and finance, legal, tax, internal audit, corporate governance, investor relations, benefits administration and insurance. OPI reimburses Ogden, on a monthly basis, for OPI's allocable share of costs incurred by Ogden for the provision of such services, which allocation has been agreed upon by the management of Ogden and the management of OPI. During the fiscal year ended December 31, 1993, the aggregate amount paid to Ogden for support services was $2.5 million. Ogden intends to continue to provide the services thereafter at a fee to be agreed upon by the management of OPI and the management of Ogden.

     Ogden currently maintains group medical care, dental care, disability, life, accidental death and dismemberment, and travel accident coverage (the 'Benefit Plans') for eligible employees, including employees of OPI. OPI and Ogden expect the arrangements under the Benefit Plans to continue. OPI is responsible for reimbursing Ogden for premiums, claims, and other costs incurred in connection with the Benefit Plans. During 1993 these costs amounted to approximately $2.5 million in respect of Benefit Plans.

     Ogden also currently provides OPI with insurance coverage under Ogden's excess liability policy of insurance. Ogden has informed OPI that it intends to continue to provide OPI with appropriate insurance under Ogden's excess liability policy of insurance or to obtain such other specific coverages as may be required. Costs for such coverages during 1993 amounted to approximately $700,000 which were reimbursed by OPI to Ogden. The assets of the OPI Pension

Plan and the OPI Profit Sharing Plan are currently held in a separate fund in an Ogden group trust account, and are administered by committees appointed by OPI and by Ogden.

  Financial Services

     OPI participates in Ogden's centralized cash management system. OPI deposits its excess cash with Ogden to be invested by Ogden at a mutually agreed upon rate. Such deposits and other balances due from Ogden and its affiliated companies totaled $136.7 million at December 31, 1993. During 1993 OPI was credited for net interest in the amount of $2.4 million. Ogden has funded and has stated that it intends to continue to fund OPI's cash requirements to the extent necessary. Such funding, if necessary, is expected to be provided in the form of advances repayable on demand which bear interest at a mutually agreed rate.

  Personnel and Administrative Services

     Except for the Manager of Facility Administration, who is an employee of OPI, the work force at the waste-to-energy facilities operated by OPI and its subsidiaries are generally provided by Ogden Services, under the technical and budgetary supervision of OPI. Ogden Services also trains the personnel and administers the payroll and insurance and benefits areas at each facility. OPI intends to have Ogden Services continue to provide such personnel, although Ogden Services is under no contractual obligation to do so.

     Ogden Services provides personnel to operate the waste-to-energy facilities on a cost-plus basis determined from time to time by negotiation between OPI and Ogden Services. OPI has reimbursed Ogden Services on an annual basis for each facility's total payroll, including overtime and benefits, plus an annual fee equal to 10% of such aggregate amount. During 1993 OPI paid approximately $80.0 million to Ogden Services for personnel and services provided.

STATEMENT OF INTENT

     On May 25, 1989, the Board of Directors of Ogden adopted a Statement of Intent providing that it intends to continue to conduct business with OPI and to continue to provide support services, financial services and performance and other guarantees, intends to continue to direct Ogden Services to provide personnel and administrative services to OPI, and that it does not intend to dispose of shares of OPI common stock it then owned. However, notwithstanding the foregoing, as in the past, Ogden's Board of Directors will continue to have the discretion to determine (i) that, in the case of a particular transaction or because of a significant change in market or general economic conditions, the provision of support is not in the best interest of Ogden shareholders at the time or (ii) whether to dispose of any or all of the OPI common stock owned by it in the future.

INDEMNIFICATION BY OPI OF OGDEN

     OPI intends to indemnify Ogden for any payments Ogden may be required to make in respect of guarantees or other related obligations of Ogden in connection with OPI's business activities.

TAX SHARING AGREEMENT

     OPI is a party to a federal income tax sharing agreement dated as of January 1, 1989 (the 'Tax Sharing Agreement') with Ogden and two wholly owned direct subsidiaries of Ogden: Ogden Services and Ogden Financial Services, Inc. ('Ogden Financial'). The Tax Sharing Agreement provides that beginning with the 1989 taxable year the federal income tax of these three companies (and their subsidiaries, if any) will be computed as follows:

     1. For each taxable year, each of OPI, Ogden Services, and Ogden Financial (each such company and its respective subsidiaries being referred to as a 'Member Group') will prepare a consolidated federal income tax return as though it were to file such return for its own Member Group, and will pay to Ogden the amount shown on such return (the 'Tax Sharing Payment') (including making estimated tax payments to Ogden on account of such taxable year).

     2. Ogden will prepare and file a consolidated federal income tax return, including itself and all of its direct and indirect subsidiaries that are members of its 'affiliated group' (as defined in Section 1504 of the Code) (the 'Ogden Group'), and pay the amount of tax shown on such return to the IRS.

     3. If the amount paid to the IRS by Ogden is greater than the Tax Sharing Payments received from the Member Groups, Ogden shall absorb such deficit.

     4. If the amount paid to the IRS is less than the Tax Sharing Payments from the Member Groups, then such excess (the 'Consolidated Benefit') will be redistributed by Ogden as follows:

          (a) First, to any Member Group which has available tax credits that are used by Ogden in calculating Ogden's current consolidated federal income tax liability but not used by the Member Group in computing the Member Group's current or prior year Tax Sharing Payment.

          (b) Next, to any Member Group which has a current net operating loss ('NOL') or NOL carryover used by Ogden in preparing the current year's consolidated federal income tax return but not used by the Member Group in computing the Member Group's current or prior year Tax Sharing Payment. If the amount remaining after applying subsection (a) above is insufficient to pay all Member Groups who have current NOLs or NOL carryovers that have been used by the Ogden Group, then Ogden shall allocate the available amount in proportion to each Member Group's current NOLs and NOL carryovers for which such Member Group has received no current or prior years' benefit.

          (c) Finally, the remainder of the Consolidated Benefit after applying subsections (a) and (b) above shall be retained by Ogden.

     5. If the IRS, on audit, or Ogden, on any amended return, makes any changes to a tax return that has been filed by Ogden for the Ogden Group, then all amounts due under the Tax Sharing Agreement shall be recomputed and adjusted accordingly. Each Member Group is liable for (or entitled to) any payment resulting from such adjustments, regardless of whether such Member Group is a member of the Ogden Group at the time such recomputation is made.

     6. If a Member Group ceases to be includible in the Ogden Group because Ogden no longer possesses sufficient ownership of the stock of the parent of such Member Group so as to enable it to be a part of Ogden's 'affiliated group', no adjustments will be made to the amounts paid by or to such Member Group under the Tax Sharing Agreement with respect to tax years in which it was includible in the Ogden Group (other than in the circumstances described in paragraph 5 above) to reflect the extent to which such Member Group may retain tax benefits for use in subsequent tax years or the extent to which such Member Group has not been fully compensated by virtue of the terms of the Tax Sharing Agreement for the use of its tax benefits by other members of the Ogden Group.

     In the event that Ogden disposes of shares of OPI's common stock in the future resulting in OPI's ceasing to be included in the Ogden Group, OPI's results would no longer be included in Ogden's consolidated federal income tax return. OPI would, however, remain obligated to reimburse Ogden for any portion of the Ogden consolidated federal income tax liability that is deemed (under the provisions of the Tax Sharing Agreement) to be attributable to OPI's obligations during the periods in which OPI is included in the Ogden consolidated federal income tax return. Further, the Code and applicable U.S. Treasury regulations provide that (i) certain deferred income arising from intercompany transactions between OPI and other members of the Ogden Group would be recognized immediately and subjected to federal income taxation on the consolidated federal income tax return of the Ogden Group; and (ii) all members of the Ogden Group (including
OPI) would remain jointly and severally liable for federal income taxes for all periods during which OPI was a member of the Ogden Group.

     Consolidated Benefits expected to be distributed by Ogden to OPI are estimated to be $20.0 million arising from utilization of OPI tax deductions and credits against taxable income otherwise payable by the Ogden consolidated tax group for 1993.

                             ADDITIONAL INFORMATION

FORM 10-K

     Copies of OPI's Annual Report on Form 10-K are available, at no charge, by writing to: Secretary, Ogden Projects, Inc., 40 Lane Road, Fairfield, New Jersey 07007-2615.

OTHER MATTERS

     OPI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

     Any proposals of shareholders to be presented at OPI's next Annual Meeting of Shareholders must be received at OPI's principal executive offices, 40 Lane Road, Fairfield, New Jersey 07007-2615, Attn: Secretary, not later than December 15, 1994.

                                             [LOGO]

                                             OGDEN
                                             PROJECTS,
                                             INC.
                                             1994
                                             NOTICE OF ANNUAL MEETING
                                             AND PROXY STATEMENT
                                             ...................................
                                             THE  ANNUAL MEETING OF SHAREHOLDERS
                                             WILL  BE  HELD  AT  THE   EXECUTIVE
                                             OFFICES  OF  OGDEN  PROJECTS,  INC.
                                             LOCATED AT 40 LANE ROAD, FAIRFIELD,
                                             NEW  JERSEY,  ON  MONDAY,  MAY  23,
                                             1994, AT 10:00 A.M.

                          APPENDIX

Graphic and Image Information:

        See the performance graph on page 14 of the proxy statement of this electronic filing.